Exhibit 5.1

FILE No. 044877.107865

May 2, 2022

Orbital Energy Group, Inc.

1924 Aldine Western

Houston, TX 77038-1420

Re:         Orbital Energy Group, Inc.; Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Orbital Energy Group, Inc., a Colorado corporation (the “Company”), in connection with the registration of the offer and sale of up to 9,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at an offering price of $1.30 per Share, Common Stock Purchase warrants to acquire up to 16,153,847 shares of Common Stock at an exercise price of $1.31 per share (the “Accompanying Warrants”) and pre-funded warrants to purchase up to 7,153,847 shares of Common Stock (the “Pre-Funded Warrants”) (pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-252682) filed on April 6, 2021, and declared effective by the Securities and Exchange Commission (the “Commission”) on April 29, 2021 (the “Registration Statement”). The Shares, the Accompanying Warrants and the Pre-funded Warrants are collectively referred to as the “Securities”.

The offering and sale of the Securities are being made pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of April 28, 2022, by and among the Company and the purchasers identified in the signature pages thereto.

We have examined copies of the Purchase Agreement, the Registration Statement, the base prospectus that forms a part thereof (the “Base Prospectus”) and the prospectus supplement thereto dated April 28, 2022 related to the offering of the Securities filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that (i) the Securities have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of and in the manner contemplated by the Purchase Agreement and the Prospectus, will be validly issued, fully paid and nonassessable and (ii) the shares of Common Stock issuable upon the exercise of the Accompanying Warrants and the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the Colorado Corporations and Associations Act of the State of Colorado.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement.

Very truly yours,

JOHNSON, POPE, BOKOR, RUPPEL,

& BURNS, LLP

By: /s/ Michael T. Cronin

Michael T. Cronin